DERIVED INFORMATION [7/11/06]
[$835,975,000]

Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$835,975,100]
Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

	Deal Name		Data
Collateral Characteristics	Pool Balance		$824,187,591
	# of Loans	#	4,764
	Avg Prin Balance		$173,003
	GWAC	%	8.08
	WA Net Rate	%	0.0
	WAM	#	350
	Seasoning	#	3
	Second Liens	%	3.7
	Silent Seconds	%	49.3
	WA DTI	%	42.9
	WA LTV (First+Second Liens)%		79.5
	WA SSCLTV (First+Second+Silent Seconds)%		89.7
	WA FICO	#	628
	IO	%	10.1
	IO Loan + DTI > 45%		5.3
	Prepay Penalties	%	77.9
	Top Originator	Name
	Master Servicer	Name
	Trustee	Name
	Credit Risk Manager	Name
Arm Characteristics	WAC (Arms only)%		7.94
	WAM (Arms only)	#	357
	WA Margin	%	6.25
	WA Initial Cap	%	2.74
	WA Periodic Cap	%	1.02
	WA Cap	%	13.79
	WA Months to Roll	#	25
Loan Type	Fixed	%	15.1
	10yr	%	0.0
	15yr	%	0.4
	20yr	%	0.2
	30yr	%	6.1
	Balloons	%	47.7
	2/28 Arms	%	61.8
	3/27 Arms	%	22.0
	5/25 Arms	%	1.1
	Other Hybrid Arms	%	0.0
Index	1-Month LIBOR	%	0.0
	6-Month LIBOR	%	84.8
	Other Index	%	0.1
Loan Purpose	Purchase	%	49.3
	Cash-Out Refi	%	44.5
	Rate-Term Refi	%	6.1
	Debt Consolidation	%	0.0
Occupancy Status	Owner	%	94.7
	Second Home	%	0.5
	Investor	%	4.8
Property Type	Single Family	%	79.4
	2-4 Family	%	5.8
	PUD	%	9.2
	MH	%	0.0
	Condo	%	5.6
Doc Type	Full Doc	%	62.0
	Stated Doc	%	18.9
	Limited Doc	%	18.8
	No Doc	%	0.2
MI Data	MI Flag	Y/N	0.0
	% of Pool Covered	%	0.0
	Effective LTV	%	0.0
FICO Distribution	FICO <460%		0.0
	FICO 460-479%		0.0
	FICO 480-499%		0.0
	FICO 500-519%		1.4
	FICO 520-539%		3.0
	FICO 540-559%		4.6
	FICO 560-579%		5.1
	FICO 580-599%		14.3
	FICO 600-619%		16.9
	FICO 620-639%		14.0
	FICO 640-659%		14.7
	FICO 660-679%		10.1
	FICO 680-699%		7.1
	FICO 700-719%		3.6
	FICO 720-739%		2.2
	FICO 740-759%		1.3
	FICO >760%		1.6
DTI Distribution	DTI <10.00%		0.8
	DTI 10.00-19.99%		1.7
	DTI 20.00-29.99%		6.8
	DTI 30.00-39.99%		20.2
	DTI 40.00-49.99%		55.8
	DTI 50.00-59.99%		14.7
	DTI 60.00-69.99%		0.0
	DTI > 70%		0.0
LTV Distribution	LTV <20%		0.0
	LTV 20.01-30%		0.2
	LTV 30.01-40%		0.3
	LTV 40.01-50%		1.0
	LTV 50.01-60%		2.0
	LTV 60.01-70%		7.1
	LTV 70.01-80%		65.1
	LTV 80.01-90%		17.8
	LTV 90.01-100%		6.5
	LTV >100%		0.0

SSCLTV	WA FICO	WAC	% Bal.	Purch %	Invt Prop %	1st Lien %	% with S.2nds	CA%	Full Doc %	IO%	DTI %	DTI% > 45	% with MI
80-85%	602	8.64	7.5	15.8	13.7	99.7	3.9	25.5	52.7	6.1	42.3	50.3	0.0
85-90%	623	8.62	11.4	27.9	6.6	96.6	11.9	24.3	57.6	6.8	42.3	45.1	0.0
90-95%	632	8.26	4.8	38.3	2.4	92.5	55.5	18.1	69.3	7.8	42.9	52.3	0.0
95-100%	650	7.83	49.2	81.8	0.2	94.2	91.1	32.7	64.1	13.5	44.4	56.5	0.0

		# of Loans	Agg Principal Balance	% of Principal Balance	GWAC	WA CLTV	WA FICO
Loan Balance Distribution	$ 0-25,000	127	2,516,605	0.31	11.06	96.5	635
	$ 25,001-50,000	311	11,617,748	1.41	10.74	94.2	633
	$ 50,001-75,000	604	37,922,492	4.60	9.40	89.8	615
	$ 75,001-100,000	558	49,038,770	5.95	8.72	89.4	613
	$ 100,001-150,000	949	118,141,742	14.33	8.20	89.3	613
	$ 150,001-200,000	722	126,344,896	15.33	7.99	90.2	623
	$ 200,001-250,000	507	113,654,484	13.79	7.94	88.0	626
	$ 250,001-300,000	326	89,022,291	10.80	7.74	89.0	633
	$ 300,001-350,000	214	69,581,504	8.44	7.75	89.7	633
	$ 350,001-400,000	153	56,985,817	6.91	7.67	89.8	639
	$ 400,001-450,000	90	38,356,717	4.65	7.81	92.0	646
	$ 450,001-500,000	78	37,203,524	4.51	7.77	91.0	647
	$ 500,001-550,000	54	28,170,472	3.42	8.02	92.3	651
	$ 550,001-600,000	32	18,435,102	2.24	7.85	92.5	653
	$ 600,001-650,000	16	10,111,794	1.23	8.00	86.2	647
	$ 650,001-700,000	9	6,047,169	0.73	8.03	91.0	629
	$ 700,001-750,000	6	4,364,007	0.53	7.98	87.4	630
	$ 750,001-800,000	5	3,923,872	0.48	8.61	81.5	609
	$ 800,001-850,000	0	0	0.00	0.00	0.0	0
	$ 850,001-900,000	2	1,748,587	0.21	8.11	77.1	692
	$ 900,001-950,000	0	0	0.00	0.00	0.0	0
	$ 950,001-1,000,000	1	1,000,000	0.12	7.99	100.0	677
	> $ 1,000,001

Top 5 States	% of Total Bal	# of Loans	Loan Bal	Avg Loan Bal	WA LTV	% with 2nd	WA FICO	Russ Belt States	% of Total Bal	# of Loans	Loan Bal	Avg Loan Bal	WA LTV	% with 2nd	WA FICO
California	30.29	813	249,671,089	307,099	77.7	56.0	648	IN	0.5	52	4,330,409	83,277	83.9	47.6	604
Florida	11.02	531	90,854,489	171,101	78.9	39.4	622	MI	2	168	16,245,464	96,699	84.2	44	620
Washington	4.42	186	36,414,261	195,776	79.9	64.1	633	OH	3.2	246	26,370,574	107,197	84.6	46.5	614
Arizona	3.98	199	32,802,781	164,838	78.5	43.5	621
Nevada	3.42	144	28,191,013	195,771	79.5	59.8	638

Originator/ Source	WA LTV	WA SS CLTV	FICO	WAC	% Bal.	Purch %	Invt Prop %	1st Lien %	% with S.2nds	CA%	Full Doc %	IO%	DTI%	DTI% > 45	% with MI
Name 1
Name 2
Name 3
Name 4

Documentation	WALTV	WA SS CLTV	WAFICO	WAC	% Bal.	Purch %	Invt Prop %	1st Lien %	% with S.2nds	CA%	Full Doc %	IO%	DTI %	DTI% > 45	% with MI
Full Doc	79.3	89.8	617	7.87	62.0	47.4	3.7	96.5	50.0	23.8	100.0	9.6	42.6	48.9	0.0
Stated Doc	78.3	85.2	637	8.54	18.9	23.5	7.6	97.5	32.1	41.5	0.0	5.1	42.8	48.5	0.0
Limited Doc	81.1	93.9	656	8.33	18.8	81.4	5.3	94.9	64.8	40.4	0.0	16.6	43.9	52.6	0.0
No Doc	77.5	77.5	676	10.23	0.2	61.2	14.1	55.9	0.0	31.3	0.0	0.0	42.6	0.0	0.0

Aggregate Loans (First Lien Only) : in specific bucket

FICO	% of total deal	Avg LTV	Max LTV	% Full Doc	% Owner Occ	% IO	WAC	MARGIN	% Second Lien (Simultaneous or Silent)
<520	1.5	71.2	94.9	75.2	96.9	1.3	9.51	6.32	3.9
520-539	3.1	75.5	90.0	72.1	98.2	0.0	9.34	6.75	4.5
540-559	4.8	76.5	95.0	71.7	98.2	0.6	8.99	6.78	4.9
560-579	5.2	77.4	100.0	70.1	94.3	1.5	8.59	6.62	3.7
580-599	14.5	79.0	100.0	73.4	96.9	3.2	8.23	6.52	40.5
600-619	17.2	79.6	100.0	75.1	94.8	8.1	7.88	6.20	45.3
620-639	13.6	79.7	100.0	71.5	94.9	12.1	7.82	6.19	60.3
640-659	14.3	79.4	100.0	59.4	93.9	16.0	7.60	6.09	70.5
660-679	9.2	79.0	100.0	43.9	92.2	15.3	7.75	6.16	67.6
680-699	7.4	78.6	100.0	35.4	91.3	18.0	7.56	5.98	74.0
700-719	3.8	79.3	100.0	39.7	93.2	21.6	7.47	5.85	71.1
720-739	2.3	78.4	95.0	35.3	96.5	15.1	7.58	6.09	75.5
740-759	1.3	79.1	100.0	25.1	86.2	14.3	7.64	6.13	76.8
760-779	1.3	77.5	90.0	32.2	88.1	24.0	7.20	5.68	84.8
780-800	0.4	79.0	100.0	27.5	97.8	23.9	7.63	5.81	84.7
800+	0.1	75.0	75.0	46.2	100.0	0.0	7.21	6.33	100.0
Totals (of deal)	100.0	78.8	100.0	62.2	94.6	10.4	7.97	6.25	51.2

Aggregate Loans (Second Lien Only)

FICO	% of total deal	Avg LTV	Max LTV	% Full Doc	% Owner Occ	% IO	WAC	MARGIN
<520	0.3	100.0	100.0	0.0	100.0	0.0	13.09	0.00
520-539	0.0	0.0	0.0	0.0	0.0	0.0	0.00	0.00
540-559	0.0	0.0	0.0	0.0	0.0	0.0	0.00	0.00
560-579	0.2	100.0	100.0	100.0	100.0	0.0	12.91	0.00
580-599	9.1	99.9	100.0	97.1	100.0	0.0	11.74	0.00
600-619	9.5	100.0	100.0	97.0	100.0	0.0	11.77	0.00
620-639	24.5	99.2	100.0	80.7	99.7	0.8	11.32	0.00
640-659	24.7	97.0	100.0	54.9	97.9	1.6	10.74	0.00
660-679	31.7	95.0	100.0	21.5	98.0	1.3	10.55	0.00
680-699	0.0	0.0	0.0	0.0	0.0	0.0	0.00	0.00
700-719	0.0	0.0	0.0	0.0	0.0	0.0	0.00	0.00
720-739	0.0	0.0	0.0	0.0	0.0	0.0	0.00	0.00
740-759	0.0	0.0	0.0	0.0	0.0	0.0	0.00	0.00
760-779	0.0	0.0	0.0	0.0	0.0	0.0	0.00	0.00
780-800	0.0	0.0	0.0	0.0	0.0	0.0	0.00	0.00
800+	0.0	0.0	0.0	0.0	0.0	0.0	0.00	0.00

If seconds in deal:
Second Lien Loans
FRM %	0.0
ARM %	100.0

CREDIT ENHANCEMENT:
	Subordination %
	Initial OC %
	Target OC % before stepdown
	Target OC % after stepdown
	Initial Excess Interest
	Other CE %

Derivatives:

Triggers:
	Delinquency Trigger
	Cum Loss Trigger

Percentage by range					Loans without MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	-	-	0.01	0.01	-	0.01	-	-
	20-30	-	-	0.02	0.04	0.05	0.04	0.01	0.01
	30-40	-	-	0.07	0.09	0.07	0.01	-	-
	40-50	-	-	0.16	0.33	0.22	0.08	0.11	0.02
LTVs	50-60	-	-	0.36	0.52	0.79	0.26	-	-
	60-70	-	0.04	0.94	1.89	1.21	0.52	0.16	0.07
	70-80	-	0.04	2.26	5.76	11.54	7.93	1.98	0.84
	80-90	-	0.04	3.01	9.71	18.33	11.37	3.66	1.02
	90-100	0.01	0.02	0.54	3.37	6.76	2.99	0.60	0.09
	>100	-	-	-	-	-	-	-	-

					Loans with MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	-	-	-	-	-	-	-	-
	20-30	-	-	-	-	-	-	-	-
	30-40	-	-	-	-	-	-	-	-
	40-50	-	-	-	-	-	-	-	-
LTVs	50-60	-	-	-	-	-	-	-	-
	60-70	-	-	-	-	-	-	-	-
	70-80	-	-	-	-	-	-	-	-
	80-90	-	-	-	-	-	-	-	-
	90-100	-	-	-	-	-	-	-	-
	>100	-	-	-	-	-	-	-	-

Loan Count					Loans without MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	0	0	1	1	0	1	0	0
	20-30	0	0	2	4	5	3	1	1
	30-40	0	0	6	6	6	2	0	0
	40-50	0	0	9	19	12	4	3	1
LTVs	50-60	0	0	20	33	31	11	0	0
	60-70	0	3	46	75	56	23	8	2
	70-80	0	1	111	260	496	286	66	28
	80-90	0	2	171	492	749	410	116	35
	90-100	2	1	28	223	566	299	23	4
	>100	0	0	0	0	0	0	0	0
	#	4764

					Loans with MI
					FICOs
		<450	451-500	501-550	551-600	601-650	651-700	701-750	>750
	<20	-	-	-	-	-	-	-	-
	20-30	-	-	-	-	-	-	-	-
	30-40	-	-	-	-	-	-	-	-
	40-50	-	-	-	-	-	-	-	-
LTVs	50-60	-	-	-	-	-	-	-	-
	60-70	-	-	-	-	-	-	-	-
	70-80	-	-	-	-	-	-	-	-
	80-90	-	-	-	-	-	-	-	-
	90-100	-	-	-	-	-	-	-	-
	>100	-	-	-	-	-	-	-	-

First Lien Loans:	# of Mortgage Loans	Prin. Balance	% of Principal Balance	WAC	% Owner Occupancy	%ARM	FICO	CLTV	%Full Doc	Coverage Down to:
Less than 60.01%	186	28,280,817	3.6	7.90	91.6	72.5	601	50.4	66.9
80.01 to 85.00%
With MI:	0	0	0.0	0.00	0.0	0.0	0	0.0	0.0
Without MI:	318	61,158,443	7.7	8.69	85.3	86.6	600	85.0	51.7
85.01 to 90.00%
With MI:	0	0	0.0	0.00	0.0	0.0	0	0.0	0.0
Without MI:	405	82,098,251	10.3	8.76	91.3	92.9	617	89.9	60.5
90.01 to 95.00%
With MI:	0	0	0.0	0.00	0.0	0.0	0	0.0	0.0
Without MI:	83	14,794,347	1.9	8.85	99.2	76.0	626	94.6	79.0
95.01 to 100.00%
With MI:	0	0	0.0	0.00	0.0	0.0	0	0.0	0.0
Without MI:	130	12,480,308	1.6	9.34	100.0	45.7	632	99.9	83.6

TOTAL (First Lien)	1122	198,812,166	25.1	8.66	90.6	85.6	621	83.8	58.7

Please provide a breakdown of percentages for each cell of the matrix for loans that fall within the appropriate category brokendown between loans with MI and loans without MI as well as the loan count for each breakdown in the matrices below.  The sum of the percentages for the with MI and without MI percentages should equal 100%.  The sum of the loans in the matrices below should equal the number of loans in the pool.  If FICO is not available for loan, default to <450 bucket.  If deal does not have MI, provide data for the entire pool in the "Loans without MI" matrix.

Product Type	WA IO Term	Number of Loans	Loan Balance	Avg. Loan Balance	% of Total IO	% of Total Pool	WA FICO	WA LTV	% Owner Occupied	% Purchase	% Investor	WA DTI	% Full Doc
2/28 ARM 24 Month IO	24	2	769,598	384,799	0.9	0.1	662	81.9	100.0	0.0	0.0	42.6	38.7
2/28 ARM 60 Month IO	60	247	72,203,828	292,323	87.1	8.8	659	79.1	99.5	64.4	0.5	44.9	59.4
2/28 ARM 120 Month IO	120	1	175,498	175,498	0.2	0.0	687	90.0	100.0	0.0	0.0	41.5	100.0
3/27 ARM 36 Month IO	0	0	0	0	0.0	0.0	0	0.0	0.0	0.0	0.0	0.0	0.0
3/27 ARM 60 Month IO	60	26	5,914,482	227,480	7.1	0.7	672	79.5	94.3	55.1	5.7	40.5	50.4
5/25 ARM 60 Month IO	60	2	633,750	316,875	0.8	0.1	719	82.0	28.2	28.2	71.8	43.3	100.0
30 Year Fixed IO	79	14	2,868,307	204,879	3.5	0.3	614	73.9	94.0	16.0	6.0	42.3	68.4
15 Year Fixed IO	60	1	125,000	125,000	0.2	0.0	665	100.0	100.0	100.0	0.0	42.6	0.0
Other IO	120	1	166,000	166,000	0.2	0.0	621	79.8	100.0	0.0	0.0	24.0	100.0
Totals:	61	294	82,856,463	281,825	100.0	10.0	658	79.0	98.4	60.9	1.6	44.4	59.3

Please fill out chart with the appropriate characteristics for each rep line.  Please note '% of total IO' should add up to 100%.  Columns G, I, J, L, and M refer to % within the specific product type so they should not sum to 100%.

Initial Periodic Caps
Product Type	1.00%	1.50%	2.00%	2.50%	3.00%	3.50%	4.00%	4.50%	5.00%
2/28 ARM 24 Month IO	0	0	471,998	0	297,600	0	0	0	0
2/28 ARM 60 Month IO	0	271,900	15,219,884	0	56,712,044	0	0	0	0
2/28 ARM 120 Month IO	0	0	0	0	175,498	0	0	0	0
3/27 ARM 36 Month IO	0	0	0	0	0	0	0	0	0
3/27 ARM 60 Month IO	0	0	1,665,449	0	4,249,033	0	0	0	0
5/25 ARM 60 Month IO	0	0	0	0	633,750	0	0	0	0
Other IO	0	0	0	0	0	0	0	0	0
	0	271,900	17,357,331	0	62,067,925	0	0	0	0

Please fill out with total value dollars for loans in the pool that fall into teach cell of the matrix.

FICO	% of total deal	Avg LTV	Max LTV	% Full Doc	% Owner Occ	WAC	MARGIN	% Second Lien (Simultaneous or Silent)
520-539	0	94.9	94.9	100	100	7.9	6.99	0
540-559	0	80	80	0	100	7.54	6.54	0
560-579	0.1	80	80	0	100	7.56	6.1	54.4
580-599	0.5	76.3	85	71.3	100	7.96	6.44	52.1
600-619	1.3	81	93.6	93.8	100	7.49	5.79	37.7
620-639	1.6	78.5	94.9	83	100	7.56	5.97	67.2
640-659	2.2	79.8	100	70.6	98.9	7.32	5.76	76
660-679	1.4	79.3	100	37.8	95.9	7.5	5.96	69.5
680-699	1.3	79.3	90	29.3	95.7	7.35	5.6	73.6
700-719	0.8	77.3	80	37.1	100	7.19	5.71	85.5
720-739	0.3	71.1	80	56.3	100	7.18	5.71	76.5
740-759	0.2	78.6	80	15.2	100	7.32	5.57	100
760-779	0.3	80	80	20	91.3	7.24	5.12	100
780-800	0.1	85.2	100	25.8	100	7.27	5.45	74.2
800+